Execution Copy

INVESTMENT SUBADVISORY AGREEMENT

AGREEMENT made as of the June 30, 2017, (the "Effective Date") between USAA ASSET MANAGEMENT COMPANY, a corporation organized under the laws of the state of Delaware and having its principal place of business in San Antonio, Texas ("AMCO") and SSGA Funds Management, Inc. ("SSGA FM") organized under the laws of the state of Massachusetts and having its principal place of business in Boston, Massachusetts.

WHEREAS, AMCO serves as the investment adviser to USAA ETF Trust, a statutory trust organized under the laws of the state of Delaware (the "Trust") and registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, under its Investment Advisory Agreement with the Trust ("Investment Advisory Agreement"), AMCO is authorized to appoint subadvisers for series of the Trust (each, a "Fund" and collectively, the "Funds"); and

WHEREAS, AMCO wishes to retain SSGA FM to render certain investment advisory services to such Fund (or portions thereof) as now or hereafter may be identified in Schedule A to this Agreement, as such Schedule A may be amended from time to time (each such Fund or portion thereof referred to herein as a "Fund Account" and collectively as "Fund Accounts"); and

WHEREAS, SSGA FM is willing to provide such services to the Fund Accounts and AMCO upon the terms and conditions and for the compensation set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

1.Appointment of SSGA FM. AMCO hereby appoints SSGA FM to act as an investment sub- adviser for each Fund Account in accordance with the terms and conditions of this Agreement. SSGA FM will be an independent contractor and will have no authority to act for or represent the Trust or AMCO in any way or otherwise be deemed an agent of the Trust or AMCO except as expressly authorized in this Agreement or another writing by the Trust, AMCO and SSGA FM. SSGA FM accepts such appointment and agrees to render the sub-advisory services as herein set forth for the compensation herein provided.

2.Duties of SSGA FM.

(a)Authority to Invest. Subject to the control and supervision of AMCO and the Trust's Board of Trustees (the Board), SSGA FM, at its own expense, shall have full discretion to manage, supervise, and direct the investment and reinvestment of Fund Accounts allocated to it by AMCO from time to time. It is understood that a Fund Account may consist of all, a portion of, or none of the assets of the Fund, and that AMCO has the right to allocate and reallocate such assets to a Fund Account at any time. AMCO shall provide SSGA FM with as much prior written notice as is practical under the circumstances prior to such allocations and reallocations. SSGA FM shall perform its duties described herein in a manner consistent with the investment objective, policies, and restrictions set forth in the then current Prospectus and Statement of Additional Information (SAI) for each Fund as provided to SSGA FM by AMCO. Should SSGA FM anticipate modifying its investment process as applicable to a Fund

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Account, it must provide written notice in advance to AMCO, and any affected Prospectus and SAI should be amended by AMCO and the Trust, as appropriate, accordingly.

For each Fund set forth on Schedule A to this Agreement, SSGA FM shall provide investment advice only with respect to the Fund's portfolio with such assets as may be allocated to it by AMCO from time to time and shall not consult with any other subadviser of such Fund concerning transactions for the Fund in securities or other assets; provided, that this shall not be deemed to prohibit SSGA FM from consulting with any of its affiliated persons concerning transactions in securities or other assets. This also shall not be deemed to prohibit SSGA FM from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act.

Where SSGA FM provides investment advice to all, or almost all, of a Fund's portfolio, SSGA FM shall initially determine and make such modifications to the identity and number of shares of the in- kind deposit securities and the redemption securities required for a fund deposit or fund redemption for each Fund as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Trust's Custodian with respect to such designation) (capitalized terms have the meaning set forth in the Funds' prospectus).

With respect to the management of each Fund Account pursuant to this Agreement, SSGA FM shall determine what investments shall be purchased, held, sold or exchanged by each Fund Account and what portion, if any, of the assets of each Fund Account shall be held in cash or cash equivalents, and purchase, sell, hold or exchange portfolio securities for each Fund Account; except that, to the extent SSGA FM wishes to hold cash or cash equivalents in excess of 3% of a Fund Account's assets, SSGA FM must request in writing and receive advance permission from AMCO.

In accordance with Subsection (b) of this Section 2, SSGA FM shall arrange for the execution of all orders for the purchase and sale of securities and other investments for each Fund Account and will exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions.

In the performance of its duties, SSGA FM will act in the best interests of each Fund and will comply in all material respects with the applicable sections of (i) applicable laws and regulations, including, but not limited to, the 1940 Act and the Investment Advisers Act of 1940, as amended ("Advisers Act"), and the rules under each, (ii) the terms of this Agreement, (iii) the stated investment objective, policies and restrictions of each Fund, as stated in the then-current Registration Statement of each Fund, as provided to SSGA FM (iv) the Trust's compliance procedures and other policies, procedures or guidelines as the Board or AMCO reasonably may establish from time to time, as provided to SSGA FM, (v) the provisions of the Internal Revenue Code of 1986, as amended (Code), applicable to "regulated investment companies" (as defined in Section 851 of the Code), as from time to time in effect,

(vi)the terms and conditions of exemptive and no-action relief relied upon by the Trust that it intends to rely on in order to list an exchange-traded fund and as provided to SSGA FM, and (vii) the written instructions of AMCO as provided to SSGA FM. AMCO shall be responsible for providing SSGA FM with the Trust's Master Trust Agreement, as amended and supplemented, the Trust's By-Laws and amendments thereto and current copies of the materials specified in Subsections (a)(iii) and (iv) of this Section 2. AMCO shall provide SSGA FM with prior written notice of any material changes to the Trust's Registration Statement, the Trust's compliance procedures and other policies, procedures or guidelines as the Board or AMCO reasonably may establish from time to time, that would affect SSGA FM's management of a Fund Account. Notwithstanding the foregoing, AMCO shall remain responsible for ensuring each Fund's and the Trust's overall compliance with the 1940 Act, the Code, any regulatory relief under which the Funds and Trust intend to rely, exchange listing requirements, and all other applicable self-regulatory organization, federal, and state laws, rules, and regulations and SSGA FM is only obligated to comply with this Subsection (a) with respect to the Fund Accounts.

(b)Portfolio Transactions. In connection with the management of the investment and reinvestment of the Fund Accounts' assets, SSGA FM will select the brokers or dealers that will execute purchase and sale transactions for the Fund Accounts, subject to the conditions herein. In the selection of broker-dealers and the placement of orders for the purchase and sale of portfolio investments for the Fund Accounts, SSGA FM shall use its best efforts to obtain for the Fund Accounts the best execution available. In using its best efforts to obtain the best execution available, SSGA FM, bearing in mind each Fund's best interests at all times, shall consider all factors it deems relevant, which may include, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission and dealer's spread or mark-up, the timing of the transaction taking into account market prices and trends, the reputation, experience, and financial stability of the broker-dealer involved, the general execution and operational facilities of the broker-dealer and the quality of service rendered by the broker-dealer in other transactions.

Subject to such policies as the Board has determined and have been provided to SSGA FM, and to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934 (Exchange Act), SSGA FM shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund Account to pay a broker-dealer that provides brokerage and research services to SSGA FM an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer offering equally good execution capability in the portfolio investment would have charged for effecting that transaction if SSGA FM determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or SSGA FM's overall responsibilities with respect to the Fund and to other clients of SSGA FM as to which SSGA FM exercises investment discretion. The Board or AMCO may direct SSGA FM in writing, subject to SSGA FM's agreement and its reasonable belief that it can seek to obtain best execution in following such direction, to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

On occasions when SSGA FM deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of SSGA FM, SSGA FM, to the extent permitted by applicable laws and regulations, may aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by SSGA FM in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients over time.

SSGA FM may buy securities for a Fund Account at the same time it is selling such securities for another client account and may sell securities for a Fund Account at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Trust as may be in effect from time to time

The Trust or AMCO shall notify SSGA FM of the identities of its custodian banks and the custody arrangements therewith with respect to the Fund Accounts and shall give SSGA FM written notice of any changes in such custodian banks or custody arrangements. SSGA FM will advise the Funds' custodian or such depository or agents as may be designated by the custodian and AMCO promptly of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date, the identity of the effecting broker or dealer and any other pertinent data that the Funds' custodian may need to settle a security's purchase or sale. SSGA FM shall not have possession or custody of any Fund's investments. The Trust shall instruct its custodian banks to

(A)carry out all investment instructions as may be directed by SSGA FM with respect to the Fund Accounts (which instructions may be orally given if confirmed in writing); and (B) provide SSGA FM with all operational information necessary for SSGA FM to trade the Fund Accounts on behalf of each Fund. SSGA FM shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of SSGA FM properly authorized (pursuant to written instruction by AMCO) to give such instructions. The Trust shall be responsible for all custodial agreements and the payment of all custodial charges and fees and, upon SSGA FM giving proper instructions to the custodian, SSGA FM shall have no responsibility or liability for the acts, omissions or other conduct of the custodian, depository, or other agent designated by the custodian and AMCO.

Notwithstanding the foregoing, SSGA FM agrees that AMCO shall have the right by written notice to identify securities that may not be purchased on behalf of any Fund and/or brokers and dealers through which portfolio transaction on behalf of the Fund may not be effected, including, without limitation, brokers or dealers affiliated with AMCO. SSGA FM shall refrain from purchasing such securities for a Fund Account or directing any portfolio transaction to any such broker or dealer on behalf of a Fund Account, unless and until the written approval of AMCO to do so is obtained. AMCO acknowledges that restricting a Fund Account from holding certain securities included in a Fund Account's index may subject such Fund Account to realize tracking error relative to the Fund's underlying index due to such restrictions and that such tracking error will be reflected in such Fund Account's performance. While SSGA FM will use its commercially reasonable best efforts to minimize any such tracking error and reasonably assist AMCO in assessing the potential impact of restricting the Fund Account in such manner if requested, SSGA FM will not be held liable or responsible, for any losses, claims or liabilities associated with such tracking error as attributable to securities restricted by AMCO. In addition, SSGA FM agrees that it shall not direct portfolio transactions for the Fund Accounts through any broker or dealer that is an "affiliated person" (as that term is defined in the 1940 Act or interpreted under applicable rules and regulations of the Securities and Exchange Commission (the Commission)) of SSGA FM, except as permitted under the 1940 Act. AMCO agrees that it will provide SSGA FM with a list of brokers and dealers that are affiliated persons of the Funds, or affiliated persons of such persons, and shall timely update that list as the need arises, and provide that updated list of SSGA FM. The Funds agree that any entity or person associated with AMCO or SSGA FM that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Funds that is permitted by Section 11(a) of the Exchange Act, and the Funds consent to the retention of compensation for such transactions.

(c)Expenses. During the term of this Agreement, SSGA FM will bear all expenses incurred by it in connection with the performance of its sub-advisory services under this Agreement as set forth below. SSGA FM, at its expense, will furnish all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement and administrative facilities, including bookkeeping, and all equipment and services necessary for the efficient conduct of SSGA FM's duties under this Agreement. However, SSGA FM shall not be obligated to pay any expenses of AMCO, the Trust or the Funds, including without limitation, interest and taxes, brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Funds and custodian fees and expenses.

(d)Valuation. For those securities for which market quotes are not readily available, SSGA FM, at its expense, will provide reasonable assistance to AMCO regarding the valuation of securities that are the subject of a significant event, a corporate action, not registered for public sale, not traded on any securities markets, or otherwise deemed illiquid for purposes of the 1940 Act. The parties acknowledge that

AMCO is responsible for final pricing determinations and calculations, and that SSGA FM will take such reasonable steps as necessary to assist AMCO in reaching such pricing determinations for Fund Account securities. SSGA FM shall monitor for significant events that may affect the valuation of portfolio securities held by a Fund Account managed by SSGA FM that are also held in an SSGA proprietary fund account, and shall promptly notify AMCO if SSGA FM believes any such events warrant a review by AMCO to determine if fair valuation is necessary. In addition, upon email request by AMCO, SSGA shall provide input to reasonably assist AMCO concerning significant events that may affect the valuation of other portfolio securities held by a Fund Account managed by SSGA FM.

(e)Reports and Availability of Personnel. SSGA FM, at its expense, shall render to the Board and AMCO such periodic and special reports as the Board and AMCO may reasonably request in writing with respect to matters solely relating to the sub-advisory duties of SSGA FM as set forth herein. SSGA FM, at its expense, will make available to the Board and AMCO at reasonable times and with advance notice its portfolio managers and other appropriate personnel in order to review investment policies of the Funds and to consult with the Board and AMCO regarding the investment affairs of the Funds, including economic, statistical and investment matters relevant to SSGA FM's sub-advisory duties hereunder.

(f)Compliance and Audit Matters. SSGA FM represents that it has adopted and implemented and will maintain in accordance with Rule 206(4)-7 under the Advisers Act, at its own expense, policies and procedures reasonably designed to (a) prevent violation by SSGA FM and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Sub-Adviser's activities or services could affect the Fund(s), policies and procedures, prevent violation of the federal securities laws (as such term is defined in Rule 38a-1 under the Investment Company Act) by the Fund(s) and SSGA FM. SSGA FMA, at its expense, will provide AMCO with (a) reasonable assistance to AMCO in the preparation of any regulatory filings and required disclosures relating to any of the Fund Accounts, as requested by AMCO from time to time, and (b) such compliance reports relating to its duties under this Agreement as may be agreed upon by such parties from time to time. SSGA FM also shall cooperate with and provide reasonable assistance to AMCO, the Trust's administrator, custodian and foreign custodians, transfer agent and pricing agents, and all other agents and representatives of the Trust and AMCO, keep all such persons fully informed as to such matters as either party may reasonably deem necessary to the performance of their obligations to the Trust and AMCO, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information. SSGA FM will also cooperate promptly with any regulatory or compliance examinations or inspections (including information requests) relating to the Trust.

Audit. AMCO and its representatives shall have the right, at its own expense, to conduct an audit of the relevant books, records and accounts pertaining to the performance of the services to the Funds set forth under this Agreement, and to obtain copies of such books and records of the Funds as its auditors may reasonably request in connection with such audit, during normal business hours upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, SSGA FM, at its expense, shall comply with the reasonable requests of AMCO and their respective representatives and provide access to all books, records and accounts of the Funds necessary to the Funds' audit.

(g)Books and Records. SSGA FM will maintain for the Funds all books and records required to be maintained by the Funds pursuant to the 1940 Act and the rules and regulations promulgated thereunder insofar as such records relate to the investment affairs of the Fund Accounts. Pursuant to Rule 31a-3 under the 1940 Act, SSGA FM agrees that: (i) all records it maintains for a Fund Account are the property of the Fund; (ii) it will surrender promptly to a Fund or AMCO any such records (or copies of such records) upon the Fund's or AMCO's request; and (iii) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for any Fund Account. Notwithstanding subsection (ii) above, SSGA FM may maintain copies of such records to comply with its recordkeeping obligations.

(h)Proxies. Unless and until SSGA FM is otherwise directed in writing by AMCO or the Board, AMCO will vote proxies with respect to a Fund Account's securities or otherwise in accordance with AMCO's proxy voting guidelines.

(i)Proofs of Claim. SSGA FM shall have no responsibility for filing proofs of claim on behalf of the Trust related to class actions involving any of the Fund Accounts.

AMCO and SSGA FM acknowledge and agree that this Agreement is in respect of the services described herein, and that the provision of any additional services by SSGA FM shall be subject to negotiation between the parties.

(j)Supplemental Arrangements. SSGA FM may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of SSGA FM, and neither AMCO nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement. For the avoidance of doubt, SSGA FM may not subcontract or delegate all or any part of the services to any other entity, including any entity affiliated with it, with respect to one or more of the services without written permission from AMCO. Any such subcontract or delegation in accordance with this section, however, shall not relieve SSGA FM of its responsibilities to AMCO hereunder with respect to any of the services that are subject to the subcontract or delegation.

(k)Security. SSGA FM shall protect against unauthorized access to or use of AMCO's proprietary information that could result in substantial harm or inconvenience to AMCO. SSGA FM agrees to notify AMCO as soon as possible of any information security breach or acquisition of proprietary information by an unauthorized person. In addition, SSGA FM shall maintain a comprehensive disaster recovery and business continuity plan that is in accordance with applicable law and within industry standards, and shall provide an overview of such plan upon request by AMCO. SSGA FM shall conduct testing on its disaster recovery and business continuity plan not less than annually, and shall provide summary reports containing such testing results to AMCO.

3.Advisory Fee. AMCO shall pay to SSGA FM as compensation for SSGA FM's services rendered pursuant to this Agreement a fee based on the average daily net assets of each Fund Account at the annual rates set forth in Schedule B, which schedule can be modified from time to time in writing by the parties hereto, subject to any appropriate approvals required by the 1940 Act. Such fees shall be calculated daily and payable monthly in arrears within fifteen (15) business days after the end of such month. AMCO (and not the Funds) shall pay such fees. If SSGA FM shall serve for less than the whole of a month, the compensation as specified shall be prorated based upon the number of calendar days during which this Agreement is in effect during such month, and the fee shall be computed based upon the average daily net assets of a Fund Account for such days.

4.Representations And Warranties.

(a)SSGA FM. SSGA FM represents and warrants to AMCO that (i) the retention of SSGA FM by AMCO as contemplated by this Agreement is authorized by SSGA FM's governing documents; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which SSGA FM or its property is bound, whether arising by contract, operation of law or otherwise; (iii) this Agreement has been duly authorized by appropriate action of SSGA FM and when executed and delivered by SSGA FM will be a legal, valid and binding obligation of SSGA FM, enforceable against

SSGA FM in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (iv) SSGA FM is registered as an investment adviser under the Advisers Act; (v) SSGA FM has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and that SSGA FM and certain of its employees, officers, and directors are subject to reporting requirements thereunder and, accordingly, agrees that it shall, on a timely basis, furnish a copy of such code of ethics to AMCO (and any amendments), and, with respect to such persons, SSGA FM shall furnish to AMCO all reports and information provided under Rule 17j-1(c)(2); (vi) SSGA FM is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (vii) SSGA FM will promptly notify AMCO of the occurrence of any event that would disqualify SSGA FM from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(viii)SSGA FM has provided AMCO with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and promptly will furnish a copy of all amendments to AMCO at least annually; (ix) SSGA FM will notify AMCO of any "assignment" (as defined in the 1940 Act) of this Agreement or change of control of SSGA FM, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of any Fund Account or senior management of SSGA FM, in each case prior to or promptly after, such change; (x) SSGA FM is not affiliated person of any depositary bank for any Depositary Receipts held by a Fund, except a depositary bank that is deemed to be affiliated solely because a Fund owns greater than 5% of the outstanding voting securities of such depositary, and (xi) SSGA FM has adequate disaster recovery and interruption prevention measures to ensure business resumption in accordance with applicable law and within industry standards. SSGA FM makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund, whether on a relative or absolute basis.

(b)AMCO. AMCO represents and warrants to SSGA FM that (i) the retention of SSGA FM by AMCO as contemplated by this Agreement is authorized by the respective governing documents of the Trust and AMCO; (ii) the execution, delivery and performance of each of this Agreement and the Investment Advisory Agreement does not violate any obligation by which the Trust or AMCO or their respective property is bound, whether arising by contract, operation of law or otherwise; (iii) each of this Agreement and the Investment Advisory Agreement has been duly authorized by appropriate action of the Trust and AMCO and when executed and delivered by AMCO will be a legal, valid and binding obligation of the Trust and AMCO, enforceable against the Trust and AMCO in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (iv) AMCO is registered as an investment adviser under the Advisers Act; (v) AMCO has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and that AMCO and certain of its employees, officers and directors are subject to reporting requirements thereunder; (vi) AMCO is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (vii) AMCO will promptly notify SSGA FM of the occurrence of any event that would disqualify AMCO from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (viii) AMCO and/or its affiliates have adopted and use their best efforts to enforce their policies to identify and prevent investors in the Fund from market timing the purchase and sale of the Fund's shares or engaging in arbitrage activity to the detriment of long-term investors in the Fund.

5.Liability and Indemnification.

(a)SSGA FM. SSGA FM shall be liable only for any and all losses, claims, direct damages, liabilities or litigation (including reasonable legal and other expenses) to which the Trust, a Fund, AMCO, any affiliated persons thereof (within the meaning of the 1940 Act) and any controlling persons thereof

(as described in Section 15 of the Securities Act of 1933, as amended (the 1933 Act)) (collectively, AMCO Indemnities) may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of gross negligence, willful misconduct, bad faith or reckless disregard by SSGA FM in the performance of any of its duties or obligations hereunder or any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, or reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact known to SSGA FM which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing by SSGA FM for use therein.

SSGA FM shall indemnify and hold harmless the AMCO Indemnities for any and all such direct losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) arising solely as a result of gross negligence, willful misconduct, bad faith or reckless disregard by SSGA FM. AMCO acknowledges that SSGA FM does not provide any warranty or accept any liability in relation to the quality, accuracy or completeness of data in respect of the index which a Fund Account seeks to track.

(b)AMCO. AMCO shall be liable only for any and all losses, claims, direct damages, liabilities or litigation (including reasonable legal and other expenses) to which SSGA FM, any affiliated persons thereof (within the meaning of the 1940 Act) and any controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, SSGA FM Indemnities) may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of gross negligence, willful misconduct, bad faith or reckless disregard by AMCO in the performance of any of its duties or obligations hereunder or any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact known to AMCO which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished by SSGA FM AMCO shall indemnify and hold harmless SSGA FM Indemnities for any and all such direct losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising solely as a result of gross negligence, willful misconduct, bad faith or reckless disregard by AMCO; provided, however, that in no case is AMCO's indemnity hereunder deemed to protect a person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties under this Agreement. SSGA FM acknowledges that AMCO does not provide any warranty or accept any liability in relation to the quality, accuracy or completeness of data in respect of the index which a Fund Account seeks to track.

(c)Limitation of Liability. Notwithstanding this Section 5, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or a Fund may have under federal or state securities laws. All parties hereto are expressly put on notice of the limitation of shareholder liability as set forth in the Trust's declaration of trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the relevant Fund(s). All parties further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund(s), nor from the Trustees or any individual officer, employee or Trustee of the Trust.

6.Duration and Termination of this Agreement. This Agreement shall become effective with respect to a Fund upon its execution; provided, however, that this Agreement shall not become effective with respect to a Fund unless it has first been approved in the manner required by the 1940 Act and rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff. This Agreement shall remain in full force and effect continuously thereafter, except as follows:

(a)By vote of a majority of (i) the Board members who are not "interested persons" (as defined in the 1940 Act) of the Funds, AMCO, or SSGA FM (Independent Board Members) or (ii) the outstanding voting shares of a Fund, such Fund may at any time terminate this Agreement, without the payment of any penalty, by providing not more than sixty (60) days' written notice delivered or mailed by registered mail, postage prepaid, to AMCO and SSGA FM.

(b)This Agreement will terminate automatically with respect to a Fund, without the payment of any penalty, unless within two years after its initial effectiveness and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Independent Board Members, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance as provided herein, SSGA FM may continue to serve hereunder in a manner consistent with the 1940 Act and the rules thereunder.

(c)AMCO may at any time terminate this Agreement with respect to a Fund, without the payment of any penalty, by not less than thirty (30) days' written notice delivered in person or by facsimile, or mailed by registered mail, postage prepaid, to SSGA FM. SSGA FM may at any time, without the payment of any penalty, terminate this Agreement with respect to a Fund by not less than ninety (90) days' written notice delivered or mailed by registered mail, postage prepaid, to AMCO.

(d)This Agreement automatically and immediately shall terminate with respect to the Funds, without the payment of any penalty, in the event of its assignment (as that term is defined in the 1940 Act or interpreted under applicable rules and regulations of the Commission) or if the Investment Advisory Agreement shall terminate for any reason.

(e)Upon receipt of a notice of termination from AMCO, SSGA FM shall, at the reasonable request of AMCO, continue to perform the services under this Agreement, and shall cooperate with the transfer of data, records and other resources, and any confidential information, as instructed by AMCO. Any notice of termination served on SSGA FM by AMCO shall be without prejudice to the obligation of SSGA FM to complete transactions already initiated or acted upon with respect to a Fund.

Upon termination of this Agreement, and notwithstanding this Section 6(e), the duties of AMCO delegated to SSGA FM under this Agreement automatically shall revert to AMCO. Notwithstanding any termination of this Agreement with respect to a Fund, Sections 5, 10(a), 10(b), 10(e), 11(a), and 11(c) of this Agreement shall remain in effect after any such termination.

7.Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act, any rules thereunder or any exemptive or other relief granted by the SEC or its staff (Applicable Law).

8.Approval, Amendment, or Termination by Individual Fund. Any approval, amendment, or termination of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Fund shall be effective to continue, amend or terminate this Agreement with respect to any such Fund notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Fund affected thereby, and/or (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Trust, unless such action shall be required by any applicable law or otherwise.

9.Services Not Exclusive. The services of SSGA FM to AMCO in connection with the Funds hereunder are not to be deemed exclusive, and SSGA FM shall be free to render investment advisory services to others so long as its services hereunder are not impaired thereby. It is understood that the persons employed by SSGA FM to assist in the performance of its duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict in any manner whatsoever the right of SSGA FM to engage in or devote time and attention to other businesses or to render services of whatever kind or nature. It is understood that AMCO may appoint at any time in accordance with Applicable Law one or more subadvisers, in addition to SSGA FM, or AMCO itself, to perform investment advisory services to any portion of the Funds.

10.Additional Agreements.

(a)Access to Information. SSGA FM shall, upon reasonable written notice, afford AMCO at all reasonable times access to SSGA FM's officers, employees, agents and offices and to all its relevant books and records and shall furnish AMCO with all relevant financial and other data and information as requested; provided, however, that nothing contained herein shall obligate SSGA FM to provide AMCO with access to the books and records of SSGA FM relating to any other accounts other than the Funds.

(b)Confidentiality. All information and advice furnished by one party to the other party (including their respective officers, employees and authorized representatives) shall be treated confidentially and as proprietary information. Each party shall provide only such confidential information as necessary for the provision of the services under this Agreement, and each will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the other party, which approval shall not be unreasonably withheld and may not be withheld where a party may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the other party to the extent authorized under applicable laws and regulations. Notwithstanding the foregoing, no approval is required in the case of routine, periodic reports required by law or regulation to be filed with a governmental or regulatory authority in the ordinary course or in the case of records and information provided to any regulator in the course of routine examinations of a party's books and records, except that SSGA FM shall notify AMCO of such regulatory or ordinary course request, prior to the provision of such information so as to allow AMCO to respond appropriately. This confidentiality provision shall survive termination of this Agreement.

(c)Privacy Policy. SSGA FM may, upon prior written permission, disclose AMCO's and each Fund's name in marketing materials as part of a representative client list. AMCO may at any time withdraw its consent to the use and disclosure of its name and each Fund's name.

(d)Public Announcements. No party shall issue any press release or otherwise make any public statements with respect to the matters covered by this Agreement without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that consent shall not be required if, in the opinion of counsel, such disclosure is required by law and as set forth below; provided further, however, that the party making such disclosure shall provide the other parties hereto with as much prior written notice of such disclosure as is practical under the circumstances.

(e)Notifications. SSGA FM agrees that it will promptly notify, as permitted by law, rules, or regulations, AMCO in the event that SSGA FM becomes the subject of an administrative proceeding or enforcement action by the Commission or other regulatory body with applicable jurisdiction or to the best of SSGA FM's knowledge, any affiliate of SSGA FM becomes the subject of an administrative proceeding or enforcement action by the Commission or other regulatory body with applicable jurisdiction that SSGA FM reasonably expects to have a material adverse effect upon the ability of SSGA FM to perform its duties under this Agreement.

(f)Insurance. SSGA FM agrees to maintain errors and omissions or professional liability insurance coverage if available on commercially reasonable terms, in an amount that is reasonable in light of the nature and scope of SSGA FM's business activities. To the extent SSGA FM is unable to obtain insurance, AMCO may automatically and immediately terminate with respect to the Funds, without the payment of any penalty.

(g)Shareholder Meeting and Other Expenses. In the event that the Trust shall be required to call a meeting of shareholders or send an information statement or prospectus supplement to shareholders solely due to actions directly caused by SSGA FM, including, without limitation, a change of control of SSGA FM or a portfolio manager change, SSGA FM shall bear all reasonable expenses associated with such shareholder meeting, information statement, or prospectus supplement.

(h)Permitted Use of Name. The parties hereto further agree that the names of the SSGA FM and its affiliates, and their logos, trademarks, service marks or trade names, and any derivatives of such (collectively, "SSGA FM Property") are the valuable property of the SSGA FM and its affiliates. The Fund shall furnish to SSGA FM, prior to its use, each piece of advertising, supplemental sales literature or other promotional material which contains SSGA FM Property. No such material shall be used except with prior written permission of SSGA FM or its delegate. SSGA FM agrees to respond to any request for approval on a prompt and timely basis. Failure by SSGA FM to respond within ten (10) calendar days to a Fund shall relieve such Fund of the obligation to obtain the prior written permission of SSGA FM. AMCO and the Trust may use SSGA FM Property without prior consent only: (i) to identify SSGA FM as Sub-Adviser to the Fund as required by law or governmental regulations; and (ii) in marketing materials for the Fund or for insurance or annuity products or other investment advisory services or products that offer the Fund as an investment option, provided that such use is limited to: (a) identifying SSGA FM and the services performed for the Fund by SSGA FM; or (b) providing biographical information about SSGA FM and its portfolio managers that is accurately derived from information provided by or made public by SSGA FM or its affiliates. Upon termination of this Agreement, AMCO and the Trust shall forthwith cease to use SSGA FM Property except to the limited extent necessary to comply with laws, governmental regulations or a court order.

Unauthorized Use. If the Adviser or the Trust makes any unauthorized use of SSGA FM Property, the parties acknowledge that the SSGA FM and its affiliates may suffer irreparable harm for which monetary damages may be inadequate, and the SSGA FM and its affiliates may thus be entitled to injunctive relief, as well as any other remedy available under law.

11.Miscellaneous.

(a)Notices. All notices or other communications given under this Agreement shall be made by guaranteed overnight delivery, telecopy or certified mail; notice is effective when received. Notice shall be given to the parties at the following addresses:

AMCO:	USAA Asset Management Company
9800 Fredericksburg Road, A-O3-W
San Antonio, Texas 78288
Facsimile No.: (210) 498-0083
Attention: FASG Counsel

SSGA FM:	SSGA Funds Management, Inc.
One Lincoln Street
Boston, MA 02111
Attn: Chief Compliance Officer

(b)Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(c)Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the state of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

(d)Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(f)Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act.

(g)Rights of Fund. The Trust is hereby expressly made a third-party beneficiary of this Agreement and shall have the full right to enforce any and all provisions of this Agreement for its benefit and to proceed directly against SSGA FM for any breach of any provision of this Agreement or for any loss, damage, claim, liability arising due to any act or omission on the part of SSGA FM to the same extent as if the Fund itself were a party to this Agreement.

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IN WITNESS WHEREOF, AMCO and SSGA FM have caused this Agreement to be executed as of the date first set forth above.

Attest:	USAA ASSET MANAGEMENT COMPANY
By: /s/ Connie O'Banion	By: /s/ Wesley Arnold
Name: Connie O'Banion
Name: Wesley Arnold
Title: Supply Chain Manager	Title: FASG BSO Executive
Authorized Signatory	Authorized Signatory
Attest:	SSGA FUNDS MANAGEMENT, INC.
By:/s/ Kelly Cavagnaro	By: /s/ Ellen M. Needham

Name:Kelly Cavagnaro	Name: Ellen M. Needham
Title: M.D.	Title: President

SCHEDULE A

USAA MSCI USA Value Momentum Blend Index ETF

USAA MSCI USA Small Cap Value Momentum Blend Index ETF USAA MSCI International Value Momentum Blend Index ETF USAA MSCI Emerging Markets Value Momentum Blend Index ETF

SCHEDULE B

FEES

USAA MSCI USA Value Momentum	0.02% flat fee on the net asset value of the Account per annum.

Blend Index ETF	Minimum Annual Fee $450,000*

0.02% flat fee on the net asset value of the Account per annum.
USAA MSCI USA Small Cap Value
Momentum Blend Index ETF	Minimum Annual Fee $450,000*

0.04% on the first $400,000,000
USAA MSCI International Value	0.03% thereafter

Momentum Blend Index ETF	Minimum Annual Fee $450,000*

0.06% on the first $250,000,000
USAA MSCI Emerging Markets Value	0.04% thereafter

Momentum Blend Index ETF	Minimum Annual Fee $450,000*

*For purposes of evaluating the Minimum Annual Fee, assets that are invested in the above Funds listed in Schedule B shall be considered in aggregate. Any required adjustment to satisfy the Minimum Annual Fee will be applied pro rata to all Funds subject to the aggregation.

*SSGA FM agrees to waive the Minimum Annual Fee for the Funds listed on Schedule B for the initial twelve (12) month period of investment (the "Waiver Period"). The Waiver Period shall begin effective as of the date of the initial investment. Upon the expiration of the Waiver Period, the Minimum Annual Fee for the Funds listed on Schedule B shall be reinstituted. Minimum Annual Fee will be assessed at the end of the calendar year and will be pro-rated for any period that is less than full calendar year.